Exhibit 3(i)(f)

Ross Miller

Secretary of State

204 North Carson Street, Ste. 1

Carson City, Nevada 89701-4299

(775) 684 5708

Website: secretaryofstate.biz

Filed in the office of Ross Miller Ross Miller Secretary of State State of Nevada	Document Number 20080422405-17
Filing Date and Time: 06/18/2008 3:57 PM
Entity Number C24242-2002

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.3901)

USE BLACK INK ONLY – DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation

For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 – After Issuance of Stock)

1.	Name of Corporation

NOBLE INNOVATIONS, INC.

2.	The articles of been amended as follows: (provide article numbers, if available):

ARTICLE VI – Capital Stock

Section 1. Authorized Shares. The total number of shares which this corporation is authorized to issue is 50,000,000 shares of common stock of $.001 par value and 10,000,000 shares of Preferred Stock of $.001 par value.

3.

The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such great proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is:                                                                                                                56% voted in favor

4.	Effective date of filing (optional):

5.	Officer Signature (Required):	X /s/ James A. Cole, President

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.